[Certain information has been excluded from this exhibit because it both (i) is not material and

(ii) is the type of information that the Company treats as confidential.]

Exhibit 10.1

September 11, 2024

Troy Anderson

20300 Center Brook Square

Potomac Falls, VA 20165

Dear Troy,

Congratulations, and welcome to Kelly. We take pride in connecting people to work in ways that enrich their lives – and change the lives of others.

We are delighted to offer you the role of Executive Vice President and Chief Financial Officer. Your impressive background in financial leadership, coupled with your record of driving financial growth and operational efficiency, make you an ideal fit for Kelly. We are excited about the prospect of you joining our Senior Leadership Team and contributing to our ongoing success and future growth. Your target start date will be October 14, 2024, and you will report directly to me. You will be verbally notified of any change(s) to your target start date.

Compensation

Your annual salary will be $650,000, which will be paid in bi-weekly increments. Your salary will be reviewed periodically as part of the Company’s compensation review process and is subject to approval by the Compensation Committee of Kelly Services Inc. Board of Directors (Compensation Committee).

You will participate in the Company’s Short-Term Incentive Plan (STIP) with a target opportunity of 85% of earned annual salary. For 2024, your STIP award will be prorated based on your start date. A copy of the STIP plan document will be provided to you.

Beginning with the 2025 grant, you will be eligible for consideration to receive awards under the Company’s Long-Term Incentives (LTI), as granted and approved by the Compensation Committee. The current LTI design is a mix of Performance Shares (60%) and Restricted Stock (40%), at grant levels as determined annually by the Compensation Committee. Anticipated target award opportunity for this position is 150% of annual salary. Earned performance shares may range from 0% to 200% of the target award, based upon the achievement of LTI goals. LTI awards are governed by the terms of the Kelly Services, Inc. Equity Incentive Plan (EIP), a copy of which is enclosed in this packet. You will receive further details about the Long-Term Incentives at the time of the 2025 grant.

Sign-on Compensation

Cash Award

After you begin your active employment with Kelly Services, Inc., you will receive a cash sign-on payment of $750,000. This amount will be paid to you in the next available payroll following your hire date. Cash payments are subject to payback if you voluntarily terminate your employment or are involuntarily terminated for cause (as defined in Kelly’s Senior Executive Severance Plan) within two years of your initial employment date. A payback agreement will be provided for your signature prior to your hire date.

Stock Award

After you begin your active employment with Kelly Services, Inc., you will be granted shares of Kelly Services, Inc. Restricted Stock valued at $3,500,000, in accordance with the provisions of the Kelly Services, Inc. Equity Incentive Plan. This initial equity award will be effective on the 15th of the month following your hire date. The number of restricted shares will be determined based on the KSI closing price on the grant date. You will be vested into these restricted shares over a two-year period; one-half on each anniversary of the grant date until all the shares have vested.

Stock Ownership

As a senior officer, you will be expected to maintain a level ownership in the Company’s Class A stock, as defined by the provisions of the Kelly Services, Inc. Executive Stock Ownership Requirements. The purpose of executive share ownership is to align the interests of senior officers with those of the Company’s shareholders and to also demonstrate commitment to the Company’s long-term goals and creation of long-term Company value. Your minimum ownership requirement will be equal to three times your base salary. Until the minimum stock ownership level has been achieved, senior officers are expected to retain fifty percent (50%) of all net shares delivered through Kelly’s Equity Incentive Plan. Ownership requirements must be satisfied within a reasonable period, anticipated to be within five years of your appointment to senior officer. You will be provided with a copy of the guidelines for review.

Trading Blackout Periods and Pre-Clearance

As a senior officer and according to the Kelly Services, Inc. Insider Trading Policy and Section 16 Compliance Procedures, you will be subject to quarterly blackout periods that prohibit trading in Company securities. In addition, you will be required to obtain pre-clearance from the Corporate Secretary prior to engaging in any transaction of Company securities. You will be provided with a copy of the policy for review.

Clawback Policy

As a senior officer, you are subject to the terms of the Company’s Incentive Compensation Recovery (“Clawback”) Policy. The Clawback Policy applies to performance-based annual and long-term incentives and provides for the forfeiture or repayment of these incentives in the event of various conditions as defined in the policy and as determined by authority of the Compensation Committee of the Board of Directors. You will be provided with an acknowledgement and agreement for your signature, indicating that you understand and agree to the terms of the policy.

Location & Relocation

Our Kelly Anywhere Program empowers employees to collaborate with their leaders in determining where they perform their duties in alignment with the needs of the business. Given your duties, your work location will be flexible with a reasonable division of work from our world headquarters in Troy, MI, remote work, and travel as needed.

You will be offered relocation assistance based on the plan you aligned on with [***]. The relocation assistance is contingent upon signing Kelly’s Relocation Payback Agreement which will be provided by our Global Mobility Team.

Officer Training

As an Officer of Kelly Services, you will be assigned Kelly’s mandatory Officer Training curriculum which is to be completed and acknowledged after the start of your employment.

Benefits Information and Enrollment

Information regarding Kelly benefits is available at [***]. You will receive an e-mail from Benefits at Kelly Services ([***]) when you are able to access our Benefits at Kelly portal to complete the enrollment process. Also, make sure you download the Alight Mobile app, so you will have your Kelly Benefits at your fingertips whenever you need them. If you have any questions, feel free to contact Kelly Benefits Enrollment Center at [***], Monday through Friday from 9 a.m. to 6 p.m. ET.

Management Retirement Plan (MRP)

The MRP is a non-qualified defined contribution deferred compensation plan for highly compensated employees (as defined in the Summary Plan Description). You may elect to defer, on a pre-tax basis, up to 25% of your annual base salary and 50% of any short-term incentive you may be eligible to receive into the MRP. When you make a deferral election of your compensation you will be immediately eligible for Kelly matching contributions. For every dollar you contribute up to 10% of your eligible pay each pay period and up to 10% of your incentive award, Kelly will match 50 cents and contribute that match to your MRP account. You will become vested in any Kelly matching contributions after three years of service. You will be eligible to participate in the MRP on your date of hire. Enrollment deadlines and additional details are included in this packet.

Liability Insurance

The Company carries officer’s liability insurance to cover legal liability for all employees serving in an officer position. The coverage and limits are reviewed from time to time by executive management and are regarded as reasonable and adequate.

Vacation

At Kelly, we encourage officers to take time off as needed while ensuring considering the needs of the business and individual commitments.

Vacation Facilities

As an Officer, you will be eligible for vacation time use of the company-owned condominium in Harbor Springs, Michigan subject to availability.

Executive Physical Program

The Executive Physical Program ensures senior officers of Kelly Services monitor their health and general wellbeing on a regular basis. It makes good business sense for our senior officers to have an annual executive physical where the focus is on prevention and early detection of any health issues. Because of the critical nature of your position to Kelly, you are required to have an annual physical examination. Kelly has contracted with two local executive physical facilities to provide this service, or you may choose to use your own personal physician. You will be provided with a copy of the program details for your review.

Other Conditions of Employment

This offer of employment is contingent upon the following contingencies: (a) successful completion of a Kelly Services and Customer background check if applicable (completed); (b) your ability to submit documentary proof of your identity and your right to work in the United States; and (c) your execution of all required documents, including: Kelly’s Confidentiality, Non-Competition and Non-Solicitation Agreement(s), Statement and

Acknowledgement Regarding Former Restrictive Employment agreement(s), and Dispute Resolution and Mutual Agreement to Binding Arbitration.

Troy, to accept this offer, please review, sign and return via email, no later than September 6, 2024. If you have any questions about your offer, please reach out to [***] or [***].

We look forward to your joining Kelly – where we believe that the impact of the right person in the right job is limitless.

Sincerely,

Peter Quigley

President and Chief Executive Officer

ACKNOWLEDGED and ACCEPTED:

/s/ Troy R. Anderson	Troy R. Anderson	September 5, 2024
Signature	Print Name	Date